Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

dated as of June 30, 2004

among

CARRAMERICA REALTY CORPORATION,

CARRAMERICA REALTY, L.P.,

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

and

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE is entered into as of June 30, 2004 by and among CarrAmerica Realty Corporation, a Maryland corporation (“CARC” or, before the Transfer Date, the “Company”), as original issuer, CarrAmerica Realty, L.P., a Delaware limited partnership (the “Guarantor”), as guarantor, CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (“Carr OP” or, beginning on the Transfer Date, the “Company”), and U.S. Bank Trust National Association, a bank association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, CARC, the Guarantor and the Trustee entered into that certain Indenture dated as of January 11, 2002 (the “Original Indenture”), relating to senior debt securities of the Company;

WHEREAS, Carr OP is a direct and indirect wholly-owned subsidiary of CARC;

WHEREAS, CARC has adopted a plan to reorganize its structure and to convert to an umbrella partnership real estate investment trust (the “UPREIT Conversion”);

WHEREAS, in connection with and as part of the UPREIT Conversion, CARC has transferred and contributed to Carr OP substantially all of its assets (the “Asset Transfer”) in exchange for units of partnership interests in Carr OP and the assumption, performance, satisfaction and discharge of any and all obligations and liabilities of CARC incurred through the effective time of the Asset Transfer (the “Transfer Date”), known or unknown, contingent or fixed, including, without limitation, the due and punctual performance and observance of all the obligations, covenants and conditions of the Original Indenture to be performed by CARC;

WHEREAS, pursuant to Section 901(1) of the Indenture, CARC, the Guarantor, Carr OP and the Trustee may enter into this First Supplemental Indenture without the consent of any Holders; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by all necessary corporate, partnership or trust action, as applicable, on the part of CARC, the Guarantor, Carr OP and the Trustee.

NOW, THEREFORE, CARC, the Guarantor, Carr OP and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this First Supplemental Indenture:

(a) “Indenture” means the Original Indenture, as amended by this First Supplemental Indenture, and as otherwise supplemented or amended from time to time by one or more indentures supplemental or Officers’ Certificates thereto or hereto entered into pursuant to the applicable provisions of the Indenture.

(b) Capitalized terms not expressly defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Original Indenture.

ARTICLE II

ASSUMPTION AND DISCHARGE

Section 2.01. Assumption by Carr OP; Discharge of CARC. Effective as of the Transfer Date, (i) Carr OP hereby assumes the due and punctual performance and observance of all of the obligations, covenants and conditions of the Indenture to be performed by the Company, and (ii) with regard to the Indenture and the Securities, Carr OP shall succeed to and be substituted for CARC, with the same effect as if Carr OP had been named in the Indenture as the Company, and CARC thereupon shall be relieved of any further liability, obligation or covenant under the Indenture or the Securities. Following the execution and delivery of this First Supplemental Indenture, the parties hereto agree that all references to the “Company” in the Indenture and the Notes shall be deemed to be references to Carr OP.

Section 2.02. Guarantee. The parties hereto acknowledge and agree that any Guarantee of any Securities by the Guarantor in effect on the date hereof remains in full force and effect.

Section 2.03. Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01. Relation to Original Indenture. This First Supplemental Indenture supplements the Original Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Original Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 3.02. Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 3.03. Counterparts. This First Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 3.04. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Notices. Effective as of the Transfer Date, the addresses for notices set forth in the Original Indenture shall be amended, without further action, to read as follows:

(a)	if to the Company:

CarrAmerica Realty Operating Partnership, L.P.

1850 K Street, NW

Suite 500

Washington, DC 20006

Attention: Chief Financial Officer

(b)	if to the Guarantor:

CarrAmerica Realty, L.P.

1850 K Street, NW

Suite 500

Washington, DC 20006

Attention: Chief Financial Officer

(c)	if to the Trustee:

U.S. Bank Trust National Association

100 Wall Street

16th Floor

New York, New York 10005

Attention: Corporate Trust Office

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

CARRAMERICA REALTY CORPORATION

By:	/s/ Steven E. Riffee
Name:	Steven E. Riffee
Title:	Chief Financial Officer

Attest:

/s/ Ann Marie Pulsch
Name: Ann Marie Pulsch Title: Assistant Corporate Secretary

CARRAMERICA REALTY, L.P.

By:	CarrAmerica Realty GP Holdings, Inc., Its General Partner

	By:	/s/ Steven E. Riffee
	Name:	Steven E. Riffee
	Title:	Chief Financial Officer

Attest:

/s/ Ann Marie Pulsch
Name: Ann Marie Pulsch Title: Assistant Corporate Secretary

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

By:	CarrAmerica Realty Corporation, Its General Partner

	By:	/s/ Steven E. Riffee
	Name:	Steven E. Riffee
	Title:	Chief Financial Officer

Attest:

/s/ Ann Marie Pulsch
Name: Ann Marie Pulsch Title: Assistant Corporate Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Angelita L. Pena
Name:	Angelita L. Pena
Title:	Assistant Vice President

Attest:

/s/ Jean Clarke
Name: Jean Clarke Title: Assistant Vice President